Exhibit 99.1

Operator

Good afternoon and welcome to the Global Net Lease Second Quarter 2023 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis Parker

Thank you. Good afternoon, everyone and thank you for joining us for GNL's second quarter 2023 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss this quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer. Mike Weil, CEO of The Necessity Retail REIT, Inc. will also be joining us for the question and answer session.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2022 filed on February 23, 2023 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement which are posted to our website. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I'll now turn the call over to our CEO, Jim Nelson. Jim?

James Nelson

Thanks, Curtis, and thank you to everyone for joining us on today’s call.

Before we get into our results I will provide a brief update on the proposed merger with the Necessity Retail REIT which was announced in May and is expected to close this September. We believe that the merger with RTL - and the simultaneous internalization of GNL's management and operations, paired with numerous governance enhancements - will establish GNL as a sector-leading net-lease REIT with a global presence, uniquely positioned for long-term growth.

We expect that in the first full quarter after closing, the transactions will be 9% accretive to annualized AFFO per share, relative to the quarter ended March 31, 2023, and will reduce leverage for the combined company, driving net debt to adjusted EBITDA to 7.6x in the fourth quarter. Annual cost savings are expected to be approximately $75 million. The SEC declared the registration statement for the merger effective in July, and we have set a record date of August 8, 2023, for the special meeting of stockholders to vote on the proposed mergers, which will be on September 8, 2023.

Beyond the merger, the GNL team continued to make great progress on our key strategic objectives during the second quarter. We completed eleven lease renewals and one tenant expansion project, resulting in nearly $20.2 million of net new straight-line rent over a weighted-average lease term of 6.0 years. Occupancy was 98% across the portfolio. Subsequent to quarter end, we signed three additional lease renewals, bringing us to fourteen lease renewals since the end of the first quarter. Nearly 60% of our long-term leases are with Investment Grade Tenants, and industrial or distribution assets comprised 55% of our portfolio as of the end of the second quarter, both based on annualized straight-line rent. Among our office properties, 68% are mission critical facilities, which is defined as a headquarters, lab or R&D facility, and 71% are leased to investment grade or implied investment grade tenants. We believe GNL is well positioned for meaningful capital appreciation with our strong portfolio and the upcoming corporate enhancements.

We continue to be substantially insulated from the rising interest rate environment, as we benefit from our predominately fixed rate debt which minimizes the impact of rate increases, as well as a sophisticated hedging program designed to minimize negative impact to our cash flow from foreign exchange volatility and a stronger US dollar.

In the second quarter, our AFFO was $41.4 million or $0.40 per share, compared to $0.43 in the second quarter of 2022 but an increase from $0.38 per share in the first quarter of 2023. Revenue increased over $1.5 million compared to the first quarter of 2023, which also helped drive Adjusted EBITDA and NOI higher quarter over quarter.

Our performance was driven by ongoing strong leasing activity which totaled 1.7 million square feet of lease renewals and expansions through July 20, 2023. These leases added $64.1 million of net new straight-line rent over the new lease terms at a positive 0.7% spread compared to the prior leases.

Leases signed during the second quarter included six leases with XPO Logistics in the US for over 77,000 square feet, a lease with ID Logistics in France for approximately 566,000 square feet, and an 86,000 square foot lease with PFB Canada in Alberta. Thanks to our leasing efforts, our portfolio only has 1% of leases expiring during the balance of this year, with 73% of our leases not expiring until 2028 or later.

At quarter end, our $4.6 billion, 317 property portfolio had a weighted average remaining lease term of 7.6 years. Geographically, 236 of our properties are located in the U.S. and Canada, representing 60% of annualized straight-line rent revenue. We own 81 properties in the U.K. and Western Europe, which generate 40% of annualized straight-line rent. Our portfolio is well-diversified with 139 tenants in 51 industries, with no single industry representing more than 12% of the entire portfolio and no tenant exceeding 5% of the portfolio, based on annual straight-line rent.

Approximately 95% of our leases feature annual rent increases which increase the cash rent that is due over time from these leases. Based on straight-line rent, approximately 60.1% of our leases feature fixed-rate escalations, 27.5% have escalations that are based on the Consumer Price Index, and 7.1% have escalations based on other measures.

Subsequent to the end of the second quarter we announced that we had entered into a definitive agreement to sell a vacant office property in San Jose, California for $50 million. We bought this property for $52.5 million in 2014 with a long-term lease in place. Negotiating the sale of this vacant property for nearly the same price we paid for it showcases the value of our diligent underwriting standards that favors properties with high reuse potential.

Our differentiated investment strategy continues to deliver value and we remain focused on growing our portfolio. Our successful lease renewals speak to the mission-critical nature of the properties that we own, where the weighted-average remaining lease term is nearly eight years. We are well-positioned for the future, and I look forward to building on our progress through the merger and the many strategic objectives we are pursuing.

I'll turn the call over to Chris to walk through the financial results in more detail before I follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim.

For the second quarter 2023 we recorded revenue of $95.8 million, with a net loss attributable to common stockholders of $31.4 million. FFO was $5.9 million, or $0.06 per share, and AFFO was $41.4 million, respectively, or $0.40 per share. FFO was impacted by $15.1 million of settlement costs, $7.4 million of proxy related expenses, and $6.3 million of merger and transaction costs that are added back to AFFO. On a constant currency basis, (applying the average monthly currency rates from the second quarter 2022), revenues in the second quarter of 2023 would have been up by $0.2 million year-over-year to $96.0 million. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release, which is posted on our website.

On the balance sheet, we ended the quarter with net debt of $2.4 billion at a weighted-average interest rate of 4.8% and had liquidity of $374.1 million, including $100.9 million of cash and cash equivalents and $273.2 million of availability under the Company's revolving credit facility. Our net debt to trailing twelve month adjusted EBITDA ratio was 8.3x at the end of the quarter. The weighted-average debt maturity at the end of the second quarter 2023 was 3.7 years.

Our debt includes $500.0 million in senior notes, $1.0 billion on the multi-currency revolving credit facility and $1.0 billion of outstanding gross mortgage debt. This debt was approximately 72% fixed rate, which includes floating rate debt with in-place interest rate swaps, and our interest coverage ratio was 2.9x. The Company distributed $41.7 million in dividends to common shareholders in the quarter, at a rate of $0.40 per share.

Our net debt to enterprise value was 65.2% with an enterprise value of $3.7 billion. I'll now turn the call back to Jim for some closing remarks.

James Nelson

Thanks, Chris.

We are continuing to execute lease renewals and tenant expansions across our portfolio, locking in credit-worthy tenants with long-term leases. Our success is the natural outcome of the deliberate underwriting process we have applied over many years. In a similar way, as we continue to move toward the proposed transformative merger with the Necessity Retail REIT, we believe that it's similarly constructed portfolio of primarily retail net-lease and open-air shopping centers will complement our current assets. We expect that the diversification, scale, and savings that we anticipate realizing through the merger, internalization of management, and governance enhancements will unlock value for GNL shareholders and create a strong foundation for GNL to continue growing in the future.

We are pleased that Mike Weil, CEO of RTL who will join me as co-CEO of GNL pending completion of the merger, will participate in the Q&A session. We look forward to answering any questions you may have. Operator, please open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions]